Exhibit 99.1
Page 1 Biogen Idec Announces $3 Billion Share Repurchase
Media Contact:
Jose Juves
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Elizabeth Woo
Vice President, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Announces $3 Billion Share Repurchase
Through a Modified “Dutch Auction” Tender Offer;
Representing 16% of Shares Outstanding
Cambridge, MA, May 29, 2007 — Biogen Idec Inc. (NASDAQ: BIIB) today announced that its Board of Directors has authorized a $3 billion share repurchase through a modified “Dutch Auction” tender offer. The offer, which commences tomorrow, for approximately 57 million shares represents about 16% of Biogen Idec’s currently outstanding common stock.
“With strong cash flows from two of the most important franchises in biotechnology, RITUXAN and AVONEX, and our confidence in TYSABRI, we are well positioned to return value to shareholders while investing in our promising pipeline. Following this transaction, Biogen Idec will maintain the capacity to pursue substantial and attractively valued external growth opportunities,” stated James C. Mullen, Chief Executive Officer (CEO) of Biogen Idec.
$3 Billion Share Repurchase Program
In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price per share not less than $47.00 or more than $53.00. The tender offer is commencing tomorrow, May 30, 2007, and is expected to expire at midnight Eastern Time on June 26, 2007, unless extended. The modified “Dutch Auction” structure will allow shareholders to indicate how many shares and at what price within the specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable it to purchase up to 57 million shares, or such lesser number of shares as are properly tendered. The Company will not purchase shares from a particular shareholder below the price stipulated by that shareholder but, in some

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cases, may purchase shares at prices above a shareholder’s indication. Instructions and an explanation of the terms and conditions of the tender offer are contained in the offer to purchase and related materials that are being mailed to shareholders.
The tender offer will not be contingent upon any minimum number of shares being tendered. However, it will be subject to the completion of financing as specified in the offer to purchase.
If completed, the stock repurchase will be funded through a combination of up to $1.5 billion cash and up to $1.5 billion of debt. Currently, Biogen Idec has limited debt and a core business that generates substantial cash flow from operations.
Merrill Lynch & Co. and Goldman Sachs & Co. acted as financial advisors on this transaction. Biogen Idec has obtained a commitment letter from Merrill Lynch Capital Corporation and Goldman, Sachs Credit Partners L.P. for a $1.5 billion term loan which will be used to finance the tender offer.
This tender offer is in addition to the 20 million shares that the Company may repurchase under a previous stock repurchase authorization which remains in place. The Company had 343,161,482 shares of common stock outstanding as of May 25, 2007.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit, www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear in the discussion about financing for the share repurchase announced in this press release and in the comments from James C. Mullen, Biogen Idec CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our ability to obtain financing for the share repurchase on acceptable terms, our continued dependence on our two principal products, AVONEX® (interferon beta-1a) and RITUXAN® (rituximab), the uncertainty of success in commercializing other products including the launch of TYSABRI® (natalizumab), the occurrence of adverse safety events with our products, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the

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risks of doing business internationally and the other risks and uncertainties that are described in our most recent Form 10-K filing with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Completion of the tender offer is subject to a number of conditions. If any of these conditions is not satisfied or waived, the tender offer will not be completed. Furthermore, the benefits we expect to realize through the tender offer are uncertain and may not be realized due to the risks and uncertainties identified above.
Important Information Regarding Tender Offer
This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of our stock. We have not commenced the tender offer described in this announcement. Upon commencement of the tender offer, we will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Shareholders should read the offer to purchase, the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the tender offer. Shareholders can obtain these documents when they are filed. These documents will be available free of charge on the Securities and Exchange Commission’s website at www.sec.gov, or from us by directing a request to 14 Cambridge Center, Cambridge, MA, 02142, Attention: Investor Relations Department.
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